Exhibit (n)(8)

ALPS SERIES TRUST

BRIGADE HIGH INCOME FUND

Plan pursuant to Rule 18f-3(d) under the
Investment Company Act of 1940

Effective March 8, 2023

The Brigade High Income Fund (the “Brigade Fund”), a series of ALPS Series Trust, an open-end management investment company (the “Trust”), may from time to time issue one or more of the following classes of shares: Founders Class shares and Institutional Class shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Brigade Fund’s registration statement as from time to time in effect. The differences in expenses among these classes of shares are set forth below in this Plan. Except as noted below, expenses are allocated between the classes of shares of the Brigade Fund based upon the net assets of the Brigade Fund attributable to shares of each class. This Plan is subject to change, to the extent permitted by law and by the Declaration of Trust of the Trust and By-laws of the Trust, by action of the Trustees of the Trust.

FOUNDERS CLASS SHARES

Distribution and Service Fees

Founders Class shares do not pay distribution and service fees.

Shareholder Service Fees

Founders Class shares do not pay shareholder service fees.

Initial Sales Charge

Founders Class shares do not charge an initial sales load.

Contingent Deferred Sales Charge

Founders Class shares do not charge a contingent deferred sales load.

INSTITUTIONAL CLASS SHARES

Distribution and Service Fees

Institutional Class shares do not pay distribution or service fees.

Shareholder Service Fees

Institutional Class shares do not pay shareholder service fees.

Exhibit (n)(8)

Initial Sales Charge

Institutional Class shares do not charge an initial sales load.

Contingent Deferred Sales Charge

Institutional Class shares do not charge a contingent deferred sales load.

ALLOCATIONS OF INCOME AND EXPENSES

(a)       Each class of shares may, at the Trustees’ discretion, also pay a different share of other expenses.

(b)       The gross income of the Brigade Fund generally shall be allocated to each class on the basis of net assets. To the extent practicable, certain expenses shall be subtracted from the gross income on the basis of the net assets of each class of the Brigade Fund. These expenses include:

(1)	Expenses incurred by the Trust (including, but not limited to, fees of Trustees, insurance and legal counsel) not attributable to a particular class of shares of the Brigade Fund (“Trust Level Expenses”);

(2)	Expenses incurred by more than one fund (but not by all funds) not attributable to a particular class of shares of the Brigade Fund (“Multiple-Fund Level Expenses”); and

(3)	Expenses incurred by the Brigade Fund not attributable to any particular class of the Brigade Fund’s shares (including, but not limited to, advisory fees, custodial fees or other expenses relating to the management of the Brigade Fund’s assets) (“Fund Expenses”).

Expenses of the Brigade Fund shall be apportioned to each class of shares depending upon the nature of the expense item. Trust Level Expenses shall be allocated among the classes of shares based on their relative net asset values in relation to the net asset value of the Trust. Multiple-Fund Level Expenses shall be allocated among the classes of shares of the Brigade Fund based on their relative net asset values in relation to the aggregate net asset value of the Brigade Fund. Fund Expenses shall be allocated among the classes of shares based on their relative net asset values in relation to the net asset value of the Brigade Fund. The Trust reserves the right to utilize any other appropriate method to allocate income and expenses among the classes, including those specified in Rule 18f-3(c)(1) of the 1940 Act, provided that a majority of the Trustees and a majority of the Trustees who are not “interested persons” of the Trust for purposes of Section 2(a)(19) of the 1940 Act (“Independent Trustees”) determine that the method is fair to the shareholders of each class and that the annualized rate of return of each class will generally differ from that of the other classes only by the expense differentials among the classes.

Exhibit (n)(8)

DIVIDENDS/DISTRIBUTIONS

The Brigade Fund pays out as dividends net investment income and net realized short-term capital gains as described in its registration statement as from time to time in effect.

All dividends and/or distributions will be paid in the form of additional shares of the class of shares of the Brigade Fund to which the dividends and/or distributions relate, unless the shareholder elects to receive cash. Dividends paid by the Brigade Fund are calculated in the same manner and at the same time with respect to each class.

REDEMPTION FEES

The Brigade Fund may impose a redemption fee (the “Redemption Fee”) on redemptions and/or exchanges of the Brigade Fund’s Institutional and Founders Class shares.  The Redemption may be charged up to 1.00% of the net asset value of the shares redeemed or exchanged, or such greater amount as may be permitted by applicable law.  The Redemption Fee may be imposed on only certain types of redemptions and exchanges, such as redemptions and exchanges occurring within a certain time period of the acquisition of the relevant shares.  The Trustees are not required to impose any Redemption Fee on any share classes of the Brigade Fund.  Similarly, any Redemption Fee rate may differ within the Brigade Fund, from share class to share class.  In addition, the Trust may waive any Redemption Fee or permit them to be applied in a manner that differs from shareholder to shareholder, including shareholders in the same class and/or Fund.

Any amounts paid pursuant to any Redemption Fee will be allocated between the Brigade Fund’s share classes in the same manner as the Fund allocates income.

EFFECTIVENESS OF PLAN

This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) the Independent Trustees.

MATERIAL MODIFICATIONS

This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval hereof.

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